SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) February 18, 2003

                           ENZON PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                       0-12957                 22-2372868
 (State or other jurisdiction of         (Commission             (IRS Employer
          incorporation)                 File Number)            Identification)

                685 Route 202/206, Bridgewater, New Jersey 08807
               (Address of principal executive offices) (Zip Code)

       (Registrant's telephone number, including area code: (908) 541-8600

                                   ENZON, INC.
          (Former name or former address, if changed since last report)
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Item 5. Other Events

      Enzon Pharmaceuticals, Inc. (the "Company") announced today it has filed its Form 10-Q which included a non-cash revision to its previously announced financial results for the quarter ended December 31, 2002 to reflect a reduction in the carrying amount of its investment in Nektar Therapeutics, formerly Inhale Therapeutics.

      In January 2002, the Company entered into a broad strategic alliance with Nektar to co-develop products utilizing both companies' proprietary drug delivery platforms. As a part of this agreement, the Company purchased $40 million of newly issued Nektar convertible preferred stock, which is convertible into Nektar common stock at a current conversion price of $22.79 per share. Under the cost method of accounting, investments are carried at cost and are adjusted only for other-than-temporary declines in fair value, distributions of earnings and additional investments.

      As a result of the continued decline in the price of Nektar's common stock, the Company determined that the decline in the value of its investment in Nektar was other-than-temporary. The Company based its write-down on a continuing review conducted up until the time it filed its Form 10-Q pursuant to U.S. Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 59, related to the need to record impairment charges when it is deemed that a reduced market value of an investment is other-than-temporary. Accordingly, during the three months ended December 31, 2002, the Company recorded a write down of the carrying value of its investment in Nektar, which resulted in a non-cash charge of $27.2 million. The adjustment was calculated based on an assessment of the estimated realizable value of the investment.

      The fair value of the Company's investment in Nektar has been below the Company's cost for a period of time and further, since the trading price of the underlying common stock has continued to decline in the last several weeks, it has been deemed that this impairment is other- than-temporary. In order to reflect this impairment, the Company adjusted the carrying value of its investment by approximately $27.2 million to the estimated realizable value of the preferred stock. The Company's statement of operations for the quarter ended December 31, 2002 reflects a net loss of $15.0 million, or $0.35 per share. The recording of this non-cash charge revises the Company's previously announced net income for the quarter ended December 31, 2002 of $12.0 million, or $0.28 per diluted share. On a cash basis, the Company's earnings have not changed.

      Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors, which are described in the Company's Form 10-K, Form 10-Q's and Form 8-K's on file with the SEC, including without limitation, risks in obtaining and maintaining regulatory approval for indications and expanded indications, market acceptance of and continuing demand for Enzon's products and the impact of competitive products and pricing and fluctuations in the price and trading volume of Enzon stock.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 18, 2002


                                         By: /s/ Kenneth J. Zuerblis
                                            ------------------------
                                         Kenneth J. Zuerblis
                                         Vice President, Finance and
                                         Chief Financial Office